Exhibit 99.1

Genie Energy Enters Scandinavian Retail Energy Supply Market

Acquires Green Energy Provider Lumo Energia of Finland

NEWARK NJ – January 4, 2019: Genie Energy, Ltd. (NYSE: GNE, GNEPRA) today announced the acquisition of a controlling interest in Lumo Energia, a rapidly growing provider of electricity generated from renewable sources to residential customers in Finland.

“We are overjoyed to welcome the creative and innovative team at Lumo Energia to the Genie Energy family,” said Michael Stein, CEO of Genie Energy. “Lumo has become one of the fastest growing retail energy providers in Scandinavia by providing outstanding service, clean energy and innovative solutions perfectly suited to its customers. We look forward to supporting the Lumo team as they continue to grow and expand.”

Lumo Energia was founded in 2015 in Helsinki, and has grown to provide electricity to approximately 32,000 residential customers in Finland. Genie Energy expects the acquisition to positively impact earnings.

“We are very pleased to partner with Genie Energy,” said Samuli Melanko, Lumo Energia’s CEO. “Lumo Energia offers renewable electricity solutions and, with Genie Energy’s support and collaboration, we intend to become the premier independent supplier in Scandinavia, with innovative plans that fit every home and budget.”

"The acquisition of Lumo Energia represents a significant step in our program of revenue diversification and global expansion. Lumo has terrific potential to continue growing its customer base in Finland while providing an outstanding platform to address the broader Scandinavian market,” added Mr. Stein.

About Genie Energy Ltd.:

Genie Energy Ltd. (NYSE: GNE, GNEPRA), is a global provider of energy services. Genie’s Retail division supplies electricity and natural gas primarily to residential and small business customers in the United States. The Genie International division supplies customers in Europe and is launching operations in Asia. Genie Energy Services includes Diversegy, a commercial brokerage and marketing services company, and Genie Solar Energy, a provider of solar generation systems. For more information, visit genie.com.

In this press release, all statements that are not purely about historical facts, including, but not limited to, those in which we use the words “believe,” “anticipate,” “expect,” “plan,” “intend,” “estimate, “target” and similar expressions, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. While these forward-looking statements represent our current judgment of what may happen in the future, actual results may differ materially from the results expressed or implied by these statements due to numerous important factors, including, but not limited to, those described in our most recent report on SEC Form 10-K (under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations”), which may be revised or supplemented in subsequent reports on SEC Forms 10-Q and 8-K. We are under no obligation, and expressly disclaim any obligation, to update the forward-looking statements in this press release, whether as a result of new information, future events or otherwise.

Contact:

Genie Energy Investor Relations

Bill Ulrey

P: (973) 438-3848

E-mail: invest@genie.com

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